Exhibit 5

[Letterhead of Goldman, Sachs & Co.]



PERSONAL AND CONFIDENTIAL
- -------------------------


April 22, 1996



Board of Directors
Westcott Communications, Inc.
Galleria Tower
13th Floor
13455 Noel Road
Dallas, Texas  75240

Gentlemen:

          You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Westcott Communications, Inc. (the "Company") of the $21.50 per Share in cash proposed to be paid in the Tender Offer (as defined below) and the Merger (as defined below) pursuant to the Agreement and Plan of Merger dated as of April 22, 1996 among K-III Communications Corporation ("Buyer"), K-III Prime Corporation ("Acquiror"), a wholly owned subsidiary of Buyer, K-III Acquisition Corp. ("Acquiror Sub"), a direct, wholly owned subsidiary of Acquiror, and the Company (the "Agreement"). The Agreement provides for a tender offer by Acquiror Sub for all of the Shares (the "Tender Offer") pursuant to which Acquiror Sub will pay $21.50 in cash for each Share accepted. The Agreement further provides that following the completion of the Tender Offer, Acquiror Sub will be merged with and into the Company (the "Merger") and each outstanding Share (other than Shares held in treasury of the Company and each Share owned by Buyer, Acquiror, Acquiror Sub or any direct or indirect wholly owned subsidiary of Buyer or the Company and any Dissenting Shares (as defined in the Agreement)) will be cancelled, extinguished and converted automatically into the right to receive $21.50 in cash.

          Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement

          In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders




























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Westcott Communications, Inc.
April 22, 1996
Page Two




and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the communications and entertainment industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

          We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and, we have not been furnished with any such evaluation or appraisal.

          Based upon the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof the $21.50 per Share in cash to be received by the holders of Shares in the Tender Offer and the Merger is fair to such holders.

                                   Very truly yours,




                                  /s/ Goldman, Sachs & Co.
                                  ----------------------------------
                                      (Goldman, Sachs & Co.)